Exhibit 10.1

DIRECTOR AND OFFICER INDEMNIFICATION AGREEMENT

     This Director and Officer Indemnification Agreement, dated as of July 30, 2004, as amended on February 2, 2005 (this “Agreement”), is made by and between Reynolds American Inc., a North Carolina corporation (the “Company”), and the person whose name is set forth on the signature page hereto under the caption “Indemnitee” (“Indemnitee”).

RECITALS:

     A. Section 55-8-01 of the North Carolina Business Corporation Act (“NCBCA”) provides that the business and affairs of a North Carolina corporation shall be managed by or under the direction of its board of directors.

     B. Pursuant to Section 55-8-41 of the NCBCA, significant authority with respect to the management of the Company may be delegated to the officers of the Company.

     C. By virtue of the managerial prerogatives vested in the directors and officers of a North Carolina corporation, directors and officers act as fiduciaries of the corporation and its shareholders.

     D. It is critically important to the Company and its shareholders that the Company be able to attract and retain the most capable persons reasonably available to serve as directors and officers of the Company.

     E. In recognition of the need for corporations to be able to induce capable and responsible persons to accept positions in corporate management, Sections 55-8-50, 55-8-52 and 55-8-57 of the NCBCA authorizes (and, in some instances, requires) corporations to indemnify their directors and officers, and further authorizes corporations to purchase and maintain insurance for the benefit of their directors, officers, employees and agents.

     F. The number of lawsuits challenging the judgment and actions of directors and officers of North Carolina corporations, the costs of defending those lawsuits and the threat to directors’ and officers’ personal assets have all materially increased over the past several years, chilling the willingness of capable persons to undertake the responsibilities imposed on corporate directors and officers.

     G. Recent federal legislation and rules adopted by the Securities and Exchange Commission and the national securities exchanges have imposed additional disclosure and corporate governance obligations on directors and officers of public companies and have exposed such directors and officers to new and substantially broadened civil liabilities.

     H. These legislative and regulatory initiatives have also exposed directors and officers of public companies to a greater risk of criminal proceedings, with attendant defense costs and potential criminal fines and penalties.

     I. Under North Carolina law, a director’s or officer’s right to be reimbursed for the costs of defense of certain actions, whether such claims are asserted under state or federal law, does not depend upon the merits of the claims asserted against the director or officer and is separate and distinct from any right to indemnification the director or officer may be able to establish, and indemnification of the director and officer against criminal fines and penalties is permitted if the director or officer has satisfied the applicable standard of conduct.

     J. Indemnitee is or will be a director or officer of the Company and possibly one or more of its subsidiaries and his/her willingness to serve in such capacity is predicated, in substantial part, upon the Company’s willingness to indemnify him/her in accordance with the principles reflected above, to the fullest extent permitted by the laws of the State of North Carolina.

     K. Therefore, in recognition of the need to provide Indemnitee with the maximum legally permitted protection against personal liability, in order to procure Indemnitee’s continued service as a director or officer of the Company and to enhance Indemnitee’s ability to serve the Company in an effective manner, and in order to provide such protection pursuant to express contract rights (intended to be enforceable irrespective of, among other things, any amendment to the Company’s articles of incorporation or bylaws (collectively, the “Constituent Documents”), any change in the composition of the Company’s Board of Directors (the “Board”), or any Change in Control or Business Combination), the Company wishes to provide in this Agreement for the indemnification of and the advancement of Expenses to Indemnitee as set forth in this Agreement and for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies.

     L. In light of the considerations referred to in the preceding recitals, it is the Company’s intention and desire that the provisions of this Agreement be construed liberally to provide protections to the Indemnitee to the fullest extent now available by law or hereafter not prohibited by law as set forth in this Agreement.

     NOW, THEREFORE, the parties hereby agree as follows:

     1. Certain Definitions. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

          (a) “Change in Control” means the occurrence after July 30, 2004 of any of the following events:

               (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act)

(“Beneficial Ownership”) of 30% or more of the combined voting power of the then-outstanding Voting Shares of the Company; provided, however, that:

                    (A) for purposes of this Section 1(a)(i), the following acquisitions (“Exempt Transactions”) will not constitute a Change in Control: (1) any acquisition of Voting Shares of the Company directly from the Company that is approved by at least 3/4 of the members of the Board (rounded up to the nearest whole number) then in office; (2) any acquisition of Voting Shares of the Company by the Company or any Subsidiary; (3) any acquisition of Voting Shares of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (4) any acquisition of Voting Shares of the Company by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 1(a)(iii) below, and (5) any acquisition of Voting Shares of the Company that is expressly permitted pursuant to the Governance Agreement, dated as of July 30, 2004, by and among British American Tobacco p.l.c., Brown & Williamson Tobacco Corporation and the Company (the “Governance Agreement”);

                    (B) if any Person acquires Beneficial Ownership of 30% or more of the combined voting power of the then-outstanding Voting Shares of the Company as a result of a transaction described in clause (A)(1) of Section 1(a)(i) and such Person thereafter becomes the Beneficial Owner of any additional shares of Voting Shares of the Company representing 1% or more of the combined voting power of the then-outstanding Voting Shares of the Company, other than in an Exempt Transaction or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Shares are treated equally, such subsequent acquisition shall be deemed to constitute a Change in Control;

                    (C) a Change in Control will not be deemed to have occurred if a Person acquires Beneficial Ownership of 30% or more of the Voting Shares of the Company as a result of a reduction in the number of shares of Voting Shares of the Company outstanding unless and until such Person thereafter becomes the Beneficial Owner of any additional shares of Voting Shares of the Company representing 1% or more of the combined voting power of the then-outstanding Voting Shares of the Company, other than in an Exempt Transaction or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Shares are treated equally; and

                    (D) if at least 3/4 of the members of the Board (rounded up to the nearest whole number) then in office determines in good faith that a Person has acquired Beneficial Ownership of 30% or more of the combined voting power of the then-outstanding Voting Shares of the Company (or an additional 1% or more of the combined voting power of the then-outstanding Voting Shares of the Company in the circumstances described in Section 1(a)(i)(B) or 1(a)(i)(C)) inadvertently, and (1) such Person divests as promptly as practicable a sufficient number of shares so that such Person Beneficially Owns less than 30% of the combined voting power of the then-outstanding Voting Shares of the

Company (or such additional 1% or more of the combined voting power of the then-outstanding Voting Shares of the Company in the circumstances described in Section 1(a)(i)(B) or 1(a)(i)(C)) and (2) during the period beginning 365 days prior to such acquisition of shares, such Person shall not have proposed any individual as a nominee to be elected as a Director (other than in accordance with the terms of any agreement between the Company and such Person that was entered into in connection with a transaction that had been approved by the Board in the manner described in clause (A)(1) of Section 1(a)(i)), then no Change in Control shall have occurred as a result of such Person’s acquisition; or

               (ii) the Incumbent Directors cease to constitute a majority of the Directors then in office; or

               (iii) the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction (each, a “Business Combination”), unless, in each case, immediately following such Business Combination (A) all or substantially all of the Persons who were the Beneficial Owners of Voting Shares of the Company immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 55% of the combined voting power of the then-outstanding shares of Voting Shares of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary, any Person who acquired Beneficial Ownership of 30% or more of the combined voting power of the then-outstanding Voting Shares of the Company prior to the consummation of such Business Combination, or such entity resulting from such Business Combination) Beneficially Owns 30% or more of the combined voting power of the then outstanding shares of Voting Shares of the entity resulting from such Business Combination, and (C) a majority of the members of the Board of Directors of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

               (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 1(a)(iii); or

               (v) there occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement.

               (vi) For purposes of this Section 1(a) and as used elsewhere in this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

                    (A) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                    (B) “Incumbent Directors” means the individuals who, as of July 30, 2004, are directors of the Company (or who have been designated as directors in accordance with Section 1.09 of the Business Combination Agreement, dated as of October 27, 2003, between R.J. Reynolds Tobacco Holdings, Inc. and Brown & Williamson Tobacco Corporation, as amended), together with any individual becoming a director subsequent to July 30, 2004 (including other Incumbent Directors who first became directors after July 30, 2004) whose election, nomination for election by the Company’s shareholders or appointment was (i) approved by a vote of at least two-thirds of the then Incumbent Directors on the Board or a duly authorized directorate committee (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) or (ii) made in accordance with Section 2.01 of the Governance Agreement; provided, however, that an individual will not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

                    (C) “Subsidiary” means an entity in which the Company directly or indirectly Beneficially Owns 50% or more of the combined voting power of the then-outstanding Voting Shares.

                    (D) “Voting Shares” means securities entitled to vote generally in the election of directors (or similar governing bodies).

          (b) “Claim” means (i) any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law, and (ii) any inquiry or investigation, whether threatened, asserted, pending or completed, by the Company or any other Person, including without limitation any federal, state or other governmental entity, that Indemnitee determines might lead to the institution of any such claim, demand, action, suit or proceeding. For the avoidance of doubt, the Company intends indemnity to be provided hereunder in respect of acts or failure to act prior to, on or after July 30, 2004 and to apply to any act or failure to act, or claim related thereto, in whole or in part prior to, on or after July 30, 2004.

          (c) “Controlled Affiliate” means any corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, that is directly or indirectly controlled by the Company. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity or enterprise, whether through the ownership of Voting Shares, through other voting rights, by contract or otherwise; provided, however, that direct or indirect Beneficial Ownership of capital stock or other interests in an entity or enterprise entitling the holder to cast 30% or more of the total number of votes generally entitled to be cast in the election of directors (or persons performing comparable functions) of such entity or enterprise will be deemed to constitute control for purposes of this definition.

          (d) “Disinterested Director” means a director of the Company who is not and was not a party to the Claim in respect of which indemnification is sought by Indemnitee.

          (e) “Expenses” means any and all reasonable fees, costs and expenses (including attorneys’ and experts fees) paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal), any Claim.

          (f) “Indemnifiable Claim” means any Claim based upon, arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by Indemnitee in his or her capacity as a director, officer, employee or agent of the Company or as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, as to which Indemnitee is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent, including, without limitation, any Controlled Affiliate of the Company, (ii) any actual, alleged or suspected act or failure to act by Indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of the Company or any other entity or enterprise, whether or not for profit, as to which Indemnitee is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent, including, without limitation, any Controlled Affiliate of the Company, or (iii) Indemnitee’s status as a current or former director, officer, employee or agent of the Company or as a current or former director, officer, employee, member, manager, trustee or agent of the Company or any other entity or enterprise, whether or not for profit, as to which Indemnitee is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent, including, without limitation, any Controlled Affiliate of the Company or any actual, alleged or suspected act or failure to act by Indemnitee in connection with any obligation or restriction imposed upon Indemnitee by reason of such status. In addition to any service at the actual request of the Company, for purposes of this Agreement, Indemnitee will be deemed to be serving or to have served at the request of the Company as a director, officer, employee, member, manager, trustee or agent of another entity or enterprise if Indemnitee is or was serving as a director, officer, employee, member, manager, trustee or agent of such entity or enterprise and (i) such entity or enterprise is or at the time of such service was a Controlled

Affiliate, (ii) such entity or enterprise is or at the time of such service was an employee benefit plan (or related trust) sponsored or maintained by the Company or a Controlled Affiliate, or (iii) the Company or a Controlled Affiliate (by action of the Board, any committee thereof or the Company’s Chief Executive Officer (“CEO”) (other than as the CEO himself or herself) caused or authorized Indemnitee to be nominated, elected, appointed, designated, employed, engaged or selected to serve in such capacity.

          (g) “Indemnifiable Losses” means any and all Losses relating to, arising out of or resulting from any Indemnifiable Claim.

          (h) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past three years has been, retained to represent: (i) the Company (or any Subsidiary), a Controlled Affiliate or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements) or (ii) any other named (or, as to a threatened matter, reasonably likely to be named) party to the Indemnifiable Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” will not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

          (i) “Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other) and amounts paid or payable in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld), and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including without limitation all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing.

     2. Indemnification Obligation. Subject only to Section 7 and to the proviso in this Section, the Company will indemnify, defend and hold harmless Indemnitee, to the fullest extent permitted or required by the laws of the State of North Carolina in effect on July 30, 2004 or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all Indemnifiable Claims and Indemnifiable Losses; provided, however, that (i) except as provided in Sections 4 and 20, Indemnitee will not be entitled to indemnification pursuant to this Agreement in connection with any Claim initiated by Indemnitee against the Company or any director or officer of the Company (other than by defense, counterclaim or crossclaim) unless the Company has joined in or consented to the initiation of such Claim and (ii) Indemnitee will not be entitled to indemnification pursuant to this Agreement to the extent that any Indemnifiable Loss is determined in a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) to have resulted from knowing misconduct by such Person from which such Person derived a direct improper personal benefit (clause (i) and (ii) shall be referred to herein together as the “Indemnification Limitations”). The Company acknowledges that the foregoing obligation may be substantially broader than that now provided by applicable law and the Company’s Constituent Documents and intends that it be interpreted consistently with this Section and the recitals to this Agreement. Indemnitee agrees not to assert any right to indemnification under the Company’s Constituent Documents in respect of any Loss for which indemnification would not be available pursuant to this Section 2.

     3. Advancement of Expenses. Indemnitee will have the right to advancement by the Company, prior to the final disposition of any Indemnifiable Claim, of any and all Expenses relating to, arising out of or resulting from any Indemnifiable Claim paid or incurred by Indemnitee or which Indemnitee determines are reasonably likely to be paid or incurred by Indemnitee. Without limiting the generality or effect of any other provision hereof, Indemnitee’s right to such advancement is not subject to the satisfaction of any standard of conduct. Without limiting the generality or effect of the foregoing, within five business days after any request by Indemnitee, the Company will, in accordance with such request (but without duplication), (a) pay such Expenses on behalf of Indemnitee, (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses or (c) reimburse Indemnitee for such Expenses; provided, however, that Indemnitee will repay, without interest, any amounts actually advanced to Indemnitee that, at the final disposition of the Indemnifiable Claim to which the advance related, were in excess of amounts paid or payable by Indemnitee in respect of Expenses relating to, arising out of or resulting from such Indemnifiable Claim or in excess of the indemnification to which Indemnitee is entitled. In connection with any such payment, advancement or reimbursement, Indemnitee will, if requested by the Company, execute and deliver to the Company an undertaking, which need not be secured and must be accepted without reference to Indemnitee’s ability to repay the Expenses, by or on behalf of the Indemnitee, to repay any amounts paid, advanced or reimbursed by the Company referred to in the preceding sentence.

     4. Indemnification for Additional Expenses. Without limiting the generality or effect of the foregoing, the Company will indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, will reimburse Indemnitee for, or advance to Indemnitee, within five business days of such request, any and all Expenses paid or incurred by Indemnitee or which Indemnitee determines are reasonably likely to be paid or incurred by Indemnitee in connection with any Claim made, instituted or conducted by Indemnitee for (a) indemnification or reimbursement or advance payment of Expenses by the Company under any provision of this Agreement, or under any other agreement or provision of the Constituent Documents now or hereafter in effect relating to Indemnifiable Claims, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless in each case of whether Indemnitee ultimately is determined to be entitled to such indemnification, reimbursement, advance or insurance recovery, as the case may be; provided, however, that Indemnitee must return, without interest, any such advance of Expenses (or portion thereof) which remains unspent at the final disposition of the Claim to which the advance related.

     5. Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Indemnifiable Loss but not for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

     6. Procedure for Notification. To obtain indemnification under this Agreement in respect of an Indemnifiable Claim or Indemnifiable Loss, Indemnitee must submit to the Company a written request therefor, including a brief description (based upon information then available to Indemnitee) of such Indemnifiable Claim or Indemnifiable Loss, not later than 30 days after receipt by Indemnitee of notice of such Indemnifiable Claim or Indemnifiable Loss, as applicable. If, at the time of the receipt of such request, the Company has directors’ and officers’ liability insurance in effect under which coverage for such Indemnifiable Claim or Indemnifiable Loss is potentially available, the Company shall give prompt written notice of such Indemnifiable Claim or Indemnifiable Loss to the applicable insurers in accordance with the procedures set forth in the applicable policies. The Company will provide to Indemnitee a copy of such notice delivered to the applicable insurers, and copies of all subsequent correspondence between the Company and such insurers regarding the Indemnifiable Claim or Indemnifiable Loss, in each case substantially concurrently with the delivery or receipt thereof by the Company. The failure by Indemnitee to timely notify the Company of any Indemnifiable Claim or Indemnifiable Loss will not relieve the Company from any liability hereunder unless, and only to the extent that, the Company did not otherwise learn of such Indemnifiable Claim or Indemnifiable Loss and such failure results in forfeiture by the Company of substantial defenses, rights or insurance coverage.

     7. Determination of Right to Indemnification. (a) To the extent that (i) Indemnitee is successful on the merits or otherwise in defense of any Indemnifiable Claim or any portion thereof or in defense of any issue or matter therein, including, without limitation, dismissal without prejudice, or (ii) the court orders indemnification in accordance with Section 55-8-54 of the NCBCA, Indemnitee will be indemnified against all Indemnifiable Losses relating to, arising out of or resulting from such Indemnifiable Claim in accordance with Section 2 and no Standard of Conduct Determination will be required. Without limiting the generality or effect of the foregoing, any Claim that is settled in whole or in part or withdrawn will be deemed to be covered by this Section 7(a) unless the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

          (b) To the extent that the provisions of Section 7(a) are inapplicable to an Indemnifiable Claim that has been finally disposed of, except as otherwise provided in this Agreement, Indemnitee’s right to indemnification against Indemnifiable Losses relating to, arising out of or resulting from such Indemnifiable Claim under this Agreement shall be subject to a determination that Indemnitee has satisfied the standard of conduct set forth in Section 55-8-57 (a “Standard of Conduct Determination”). The Standard of Conduct Determination will be made as follows: (i) if a Change in Control has not occurred, or if a

Change in Control has occurred but Indemnitee has requested that the Standard of Conduct Determination be made pursuant to this clause (i), (A) by a majority vote of the Disinterested Directors constituting a quorum of the Board, (B) by a majority vote of a committee of Disinterested Directors designated by a majority vote of all Disinterested Directors, (C) if a quorum of the Board consisting of Disinterested Directors is not obtainable or a committee of Disinterested Directors cannot be constituted under clause (i)(B), by Independent Counsel, upon giving a written opinion addressed to the Board, a copy of which must be delivered to Indemnitee or (D) by action of the Company’s shareholders (provided that shares owned by or voted under the control of directors in a personal capacity who are at the time parties to the proceeding may not be voted on such determination); and (ii) if a Change in Control has occurred and Indemnitee has not requested that the Standard of Conduct Determination be made pursuant to clause (i), by Independent Counsel, upon giving a written opinion addressed to the Board, a copy of which must be delivered to Indemnitee. Upon reasonable advance request, Indemnitee will cooperate with reasonable requests of the individual or firm making such Standard of Conduct Determination, including by providing to such Person documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination without incurring any unreimbursed cost in connection therewith. The Company will indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, will reimburse Indemnitee for, or advance to Indemnitee, within five business days of such request, any and all costs and expenses (including attorneys’ and experts’ fees and expenses) incurred by Indemnitee in so cooperating with the Person making such Standard of Conduct Determination.

          (c) The Company will use commercially reasonable efforts to cause any Standard of Conduct Determination required under Section 7(b) to be made as promptly as practicable. If (i) the Persons empowered or selected under Section 7 to make the Standard of Conduct Determination do not make a determination (x) within 30 calendar days after the later of (A) receipt by the Company of written notice from Indemnitee advising the Company of the final disposition of the applicable Indemnifiable Claim (the date of such receipt being the “Notification Date”) and (B) the selection of an Independent Counsel, if such determination is to be made upon the written opinion of Independent Counsel, that is permitted under the provisions of Section 7(e) to make such determination or (y) if such determination is to be made by the Company’s shareholders, within 180 calendar days after the Notification Date, and (ii) Indemnitee has fulfilled his/her obligations set forth in the third sentence of Section 7(b), then Indemnitee will be deemed to have satisfied the applicable standard of conduct; provided that such applicable period may be extended for a reasonable time, not to exceed an additional 30 calendar days, if the Person making such determination in good faith requires such additional time for the obtaining or evaluation of documentation and/or information relating thereto.

          (d) If (i) Indemnitee is entitled to indemnification hereunder against any Indemnifiable Losses pursuant to Section 7(a), (ii) no determination of whether Indemnitee has satisfied any applicable standard of conduct under North Carolina law is a legally required condition precedent to indemnification of Indemnitee hereunder against any Indemnifiable Losses or (iii) Indemnitee has been determined or deemed pursuant to Section 7(b) or (c) to have satisfied any applicable standard of conduct under North Carolina law which is a legally required condition precedent to indemnification of Indemnitee hereunder against any Indemnifiable Losses, then the Company will pay to Indemnitee, within five business days after the later of (x) the Notification Date in respect of the Indemnifiable Claim or portion thereof to which such Indemnifiable Losses are related, out of which such Indemnifiable Losses arose or from which such Indemnifiable Losses resulted and (y) the earliest date on which the applicable criterion specified in clause (i), (ii) or (iii) above have been satisfied, an amount equal to the amount of such Indemnifiable Losses.

          (e) If a Standard of Conduct Determination is required to be, but has not been, made upon the written opinion of Independent Counsel pursuant to Section 7(b)(i), the Independent Counsel will be selected by the Board or a committee of the Board and approved by the Indemnitee (which approval shall not be unreasonably withheld or delayed). If a Standard of Conduct Determination is required to be, or to have been, made upon the written opinion of Independent Counsel pursuant to Section 7(b)(ii), the Independent Counsel will be selected by Indemnitee and approved by the Board (which approval shall not be unreasonably withheld or delayed). In either case, Indemnitee or the Company, as applicable, may, within five business days after receiving written notice of selection from the other, deliver to the other a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not satisfy the criteria set forth in the definition of “Independent Counsel” in Section 1(h), and the objection must set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the Person so selected will act as Independent Counsel. If such written objection is properly and timely made and substantiated, (i) the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit and (ii) the non-objecting party may, at its option, select an alternative Independent Counsel and give written notice to the other party advising such other party of the identity of the alternative Independent Counsel so selected, in which case the provisions of the two immediately preceding sentences and clause (i) of this sentence will apply to such subsequent selection and notice. If applicable, the provisions of clause (ii) of the immediately preceding sentence will apply to successive alternative selections. If no Independent Counsel that is permitted under the foregoing provisions of this Section 7(e) to issue the opinion regarding the Standard of Conduct Determination has been selected within 30 calendar days after the Company gives its initial notice pursuant to the first sentence of this Section 7(e), or Indemnitee gives its initial notice pursuant to the second sentence of this Section 7(e), as the case may be, either the Company or Indemnitee may petition a North Carolina court for resolution of any objection which has been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person or firm selected by the Court or by such other person as the Court may designate, and the person or firm with respect to whom all objections are so resolved or the person or firm so appointed will act as Independent Counsel. In all events, the Company will pay all of the reasonable fees and expenses of the Independent Counsel incurred in connection with the Independent Counsel’s determination pursuant to Section 7(b). Notwithstanding any other provision of this Agreement, the Company shall not be required to pay Expenses of more than one Independent Counsel in connection with all matters concerning a single Indemnitee, and such Independent Counsel shall be the Independent Counsel for any or all other indemnitees unless (i) the Company otherwise determines or (ii) any Indemnitee shall provide a written opinion of counsel setting forth in detail a reasonable objection to such Independent Counsel representing other indemnitees.

     8. Presumption of Entitlement. Notwithstanding any other provision hereof, in making any Standard of Conduct Determination, the Person making such determination must presume that Indemnitee has satisfied the applicable standard of conduct, and the Person may overcome such presumption only by its adducing clear and convincing evidence to the contrary that Indemnitee is not so entitled. Any Standard of Conduct Determination that is adverse to Indemnitee may be challenged by the Indemnitee in the Superior Court of the State of North Carolina. No determination by the Company (including by its directors, shareholders or any Independent Counsel) that Indemnitee has not satisfied any applicable standard of conduct will be a defense to any Claim by Indemnitee for indemnification or reimbursement or advance payment of Expenses by the Company hereunder or create a presumption that Indemnitee has not met any applicable standard of conduct.

     9. No Negative Presumption. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, will not create a presumption that Indemnitee did not meet any applicable standard of conduct or that indemnification hereunder is otherwise not permitted. In addition, it is the parties’ intention that if Indemnitee commences legal proceedings to secure a judicial determination that Indemnitee should be indemnified under this Agreement or applicable law, the question of Indemnitee’s right to indemnification shall be for the court to decide, and neither the failure of any Person to have made a Standard of Conduct Determination, nor an actual Standard of Conduct Determination, shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief.

     10. Non-Exclusivity. The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may have under any other contract to which the Company is a party or policy of insurance or otherwise (collectively, “Other Indemnity Provisions”); provided, however, in no event will Indemnitee be entitled to indemnity hereunder to the extent that he/she has been actually indemnified under any Other Indemnity Provision (but the existence of such Other Indemnity Provisions will not affect any right hereunder). The Company may not adopt any amendment to any of the Constituent Documents the effect of which would be to deny, diminish or encumber Indemnitee’s right to indemnification under this Agreement or the Other Indemnity Provisions. The Indemnification Limitations will not affect any rights Indemnitee may have under any policy of insurance or any rights to indemnification from any third party.

     11. Liability Insurance and Funding. For the duration of Indemnitee’s service as a director and/or officer of the Company, and for a period ending on the sixth anniversary of the date Indemnitee is no longer a director or officer of the Company (the “Coverage Period”), the Company will use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for directors and/or officers of the Company that is at least substantially comparable in scope and amount to that provided by the Company’s (or its predecessor’s) current policies of directors’ and officers’ liability insurance. Upon request, the Company will provide Indemnitee or his or her counsel with a copy of all directors’ and officers’ liability insurance applications, binders, policies, declarations, endorsements and other related materials, and will provide Indemnitee with a reasonable opportunity to review and comment on the same. Without limiting the generality or effect of the two immediately preceding sentences, during the Coverage Period, the Company will not discontinue or significantly reduce the scope or amount of coverage from one policy period to the next (i) if a Change in Control has not occurred, without the prior written consent of a majority of the Covered Directors (as defined below) in each such Person’s sole discretion, or (ii) if a Change in Control has occurred, without the prior written consent of each Covered Person in each such Person’s sole discretion. In all policies of directors’ and officers’ liability insurance obtained by the Company, Indemnitee will be named as an insured in such a manner as to provide Indemnitee the same rights and benefits, subject to the same limitations, as are accorded to the Company’s directors and officers most favorably insured by such policy. Notwithstanding the foregoing, (x) the Company may, but will not be required to, create a trust fund, grant a security interest or use other means, including without limitation a letter of credit, to ensure the payment of such amounts as may be necessary to satisfy its obligations to indemnify and advance expenses pursuant to this Agreement and (y) in renewing or seeking to renew any insurance hereunder, the Company will not be required to expend more than two times the premium amount for the policy period (equitably adjusted if necessary to reflect differences in policy periods) five years prior to the then-existing policy period of the Company, if any, provided, however, that the Company uses commercially reasonable efforts to obtain and maintain a policy or policies of insurance with coverage having features as similar as reasonably practical to those described above. “Covered Director” means any Person who was a director of the Company on or after July 30, 2004 who is a party to an agreement (other than the Constituent Documents or any agreement or policy of directors’ and officers’ liability insurance) that entitles such Person to receive the benefits of this Section 11, whether in the form of this Section 11 or otherwise, and whose Coverage Period has not yet lapsed. “Covered Person” means any Person who was a director or officer of the Company on or after July 30, 2004 who is a party to an agreement (other than the Constituent Documents or any agreement or policy of directors’ and officers’ liability insurance) that entitles such Person to receive the benefits of this Section 11, whether in the form of this Section 11 or otherwise, and whose Coverage Period has not yet lapsed.

     12. Subrogation. In the event of payment under this Agreement, the Company will be subrogated to the extent of such payment to all of the related rights of recovery of Indemnitee against other Persons (other than Indemnitee’s successors), including any entity or enterprise referred to in clause (i) of the definition of “Indemnifiable Claim” in Section 1(f). Indemnitee will execute all papers reasonably required to evidence such rights (all of Indemnitee’s reasonable Expenses, including attorneys’ fees and charges, related thereto to be reimbursed by or, at the option of Indemnitee, advanced by the Company).

     13. No Duplication of Payments. The Company will not be liable under this Agreement to make any payment to Indemnitee in respect of any Indemnifiable Losses to the extent Indemnitee has otherwise already actually received payment (net of Expenses incurred in connection therewith) under any insurance policy, the Constituent Documents and Other Indemnity Provisions or otherwise (including from any entity or enterprise referred to in clause (i) of the definition of “Indemnifiable Claim” in Section 1(f)) in respect of such Indemnifiable Losses otherwise indemnifiable hereunder.

     14. Defense of Claims. The Company will be entitled to participate in the defense of any Indemnifiable Claim or to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee; provided, however, that if Indemnitee determines, after consultation with counsel selected by Indemnitee, that (a) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict, (b) the named parties in any such Indemnifiable Claim (including any impleaded parties) include both the Company and Indemnitee and Indemnitee concludes that there may be one or more legal defenses available to him or her that are different from or in addition to those available to the Company, (c) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, then Indemnitee will be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Indemnifiable Claim for all indemnitees in Indemnitee’s circumstances) at the Company’s expense or (d) Indemnitee reasonably determines that it has defenses or claims that are unique, separate or distinct from the defenses or claims of other Persons against whom the Claim has been made or might reasonably be expected to be made. The Company will not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Indemnifiable Claim effected without the Company’s prior written consent. The Company will not, without the prior written consent of the Indemnitee, effect any settlement of any threatened or pending Indemnifiable Claim which the Indemnitee is or could have been a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of the Indemnitee from all liability on any claims that are the subject matter of such Indemnifiable Claim. Neither the Company nor Indemnitee will unreasonably withhold its consent to any proposed settlement; provided that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee.

     15. Successors and Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Indemnitee and his/her counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for purposes of this Agreement), but will not otherwise be assignable or delegatable by the Company.

          (b) This Agreement will inure to the benefit of and be enforceable by the Indemnitee’s spouse, personal or legal representatives, executors, administrators, heirs, distributees, legatees and other successors.

          (c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 15(a) and 15(b). Without limiting the generality or effect of the foregoing, Indemnitee’s right to receive payments hereunder will not be assignable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Indemnitee’s will or by the laws of descent and distribution, and, in the event of any attempted assignment or transfer contrary to this Section 15(c), the Company will have no liability to pay any amount so attempted to be assigned or transferred.

     16. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder must be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or one business day after having been sent for next-day delivery by a nationally recognized overnight courier service, addressed to the Company (to the attention of the General Counsel of the Company) and to Indemnitee at the applicable address shown on the signature page hereto, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

     17. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of North Carolina, without giving effect to the principles of conflict of laws of such State. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the Superior Court of the State of North Carolina for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement, waive all procedural objections to suit in that jurisdiction, including without limitation objections as to venue or inconvenience, agree that service in any such action may be made by notice given in accordance with Section 16.

     18. Validity. If any provision of this Agreement or the application of any provision hereof to any Person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent, and only to the extent, necessary to make it enforceable, valid or legal. In the event that any court or other adjudicative body declines to reform any provision of this Agreement held to be invalid, unenforceable or otherwise illegal as contemplated by the immediately preceding sentence, the parties thereto will take all such action as may be necessary or appropriate to replace the provision so held to be invalid, unenforceable or otherwise illegal with one or more alternative provisions that effectuate the purpose and intent of the original provisions of this Agreement as fully as possible without being invalid, unenforceable or otherwise illegal. Notwithstanding the foregoing, both the Company and Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

     19. Miscellaneous. No provision of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing signed by Indemnitee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

     20. Legal Fees and Expenses. It is the intent of the Company that Indemnitee not be required to incur legal fees and or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Indemnitee hereunder. Accordingly, without limiting the generality or effect of any other provision hereof, if it should appear to Indemnitee that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, the Company irrevocably authorizes the Indemnitee from time to time to retain counsel of Indemnitee’s choice, at the expense of the Company as hereafter provided, to advise and represent Indemnitee in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, to the fullest extent allowed by law, the Company irrevocably consents to Indemnitee’s entering into an attorney-client relationship with such counsel, and in that connection the Company and Indemnitee agree that a confidential relationship will exist between Indemnitee and such counsel. Without limiting the generality or effect of any other provision hereof, and without regard to whether Indemnitee prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by Indemnitee in connection with any of the foregoing.

     21. Claims Under Section 16(b). Notwithstanding any other provision of this Agreement, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee for expenses and payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Exchange Act or any similar successor statute; provided, however, that notwithstanding any limitation set forth in this Section 21 regarding the Company’s obligation to provide indemnification, Indemnitee shall be entitled under Section 3 to receive the advancement of Expenses hereunder with respect to any such Claim unless and until a court having jurisdiction over the Claim shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee has violated such statute.

     22. Certain Interpretive Matters. Unless the context of this Agreement otherwise requires, (i) “it” or “its” or words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iv) the term “Section” refers to the specified Section of this Agreement, (v) the terms “include,” “includes” and “including” will be deemed to be followed by the words “without limitation” (whether or not so expressed), and (vi) the word “or” is disjunctive but not exclusive. Whenever this Agreement refers to a number of days, such number will refer to calendar days unless business days are specified and whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non-business day, then such period or date will be extended until the immediately following business day. As used herein, “business day” means any day other than Saturday, Sunday or a United States federal holiday.

     23. Entire Agreement. Subject to Section 10, this Agreement, the Constituent Documents and the Other Indemnity Provisions constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Any prior agreements or understandings between the parties hereto with respect to indemnification are hereby terminated and of no further force or effect.

     24. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

[Signatures Appear On Following Page]

     IN WITNESS WHEREOF, Indemnitee has executed and the Company has caused its duly authorized representative to execute this Agreement as of the date first above written.

REYNOLDS AMERICAN INC.

By:

	Name: Title:	McDara P. Folan, III Senior Vice President, Deputy General Counsel and Secretary

INDEMNITEE

Print Name:

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